As filed with the Securities and Exchange Commission on December 1, 2023

Registration No. 333-253712

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PACWEST BANCORP
(Exact name of registrant as specified in its charter)

Delaware	33-0885320
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

9701 Wilshire Boulevard, Suite 700 Beverly Hills, California	90212-2007
(Address of Principal Executive Offices)	(Zip Code)

Ido Dotan
Executive Vice President, General Counsel and Corporate Secretary
Banc of California, Inc.
3 MacArthur Place
Santa Ana, California 92707
(855) 361-2262
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Sven G. Mickisch
Matthew H. Nemeroff
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
(212) 735-3000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No.1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2021 by PacWest Bancorp, a Delaware corporation (“PacWest” or the “Registrant”):

•
Registration Statement No. 333-253712, filed with the SEC on March 1, 2021, pertaining to the registration of the Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Purchase Contract, Warrants, Rights and Units of PacWest;

On November 30, 2023, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of July 25, 2023, by and among Banc of California, Inc., a Maryland corporation (“Banc of California”), Cal Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Banc of California (“Merger Sub”), and PacWest Bancorp, a Delaware corporation (“PacWest”), Merger Sub merged with and into PacWest (the “First Merger”), with PacWest surviving the First Merger and immediately following the First Merger, PacWest merged with and into Banc of California, with Banc of California continuing as the surviving corporation (the “Second Merger” and, together with the First Merger, the “Mergers”).

In connection with the Mergers, the Registrant, is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Banc of California, Inc., as the successor to PacWest Bancorp, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Ana, State of California, on December 1, 2023.

BANC OF CALIFORNIA, INC.
As successor by merger to PacWest Bancorp

By:	/s/ Ido Dotan
Name:	Ido Dotan
Title:	Executive Vice President, General Counsel and Corporate Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.